EXHIBIT 10.13

Addendum to Loan Purchase Agreement - Subprime

This Addendum, is made this 17th day of July , 2001 between

Countrywide Home Loans, Inc., (“Countrywide”) and HomeBanc Mortgage Corporation (“seller”)

to the Loan Purchase Agreement (“LPA” ) dated as of July 17, 2001

1. Definitions. The terms “Subprime Loan”, “Mortgage Loan Schedule”, “Commitment”, “Commitment Letter”, “Pool Commitment”, “Spot Commitment” and “Closing Date” shall have the meanings set forth therefor in the “Guide” (as defined below).

2. Commitment to Purchase Loans. The following is hereby added at the end of the first sentence of Section 2: “except that for the purposes of Subprime Loans, the procedure pursuant to which Seller may commit to sell a Subprime Loan to Country wide is detailed in the Subprime section of the Guide.”

3.	Representations and Warranties.

A.	Section 6.A (7) is amended and restated in its entirety as follows: “All federal and state laws, rules and regulations applicable to the Loan for its applicable Loan Type have been complied with, including but not limited to: the Real Estate Settlement Procedures Act, the Flood Disaster Protection Act, the Federal Consumer Credit Protection Act including the Truth-in-Lending and Equal Credit Opportunity Acts, the Federal Fair Housing Act, the Home Ownership and Equity Protection Act of 1994 and all applicable federal and state statutes or regulations governing fraud, lack of consideration, unconscionability, consumer credit transactions, consumer protection, interest or other charges, licensing and mortgage insurance.”

B.	Section 6.B (1) is amended and restated in its entirety as follows: “Seller is duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified and/or licensed as necessary to transact business, including the originating and selling of each Loan, including without limitation, with rates of interest, loan type and other terms provided in the Loan documents, and is in good standing in each state where property securing a Loan is located.”

C.	Section 6.A (18) is added as follows: “For each Subprime Loan, all information regarding such Subprime Loan in the Confirmation therefor and the Mortgage loan Schedule attached to such Confirmation is true and correct.”

4. Purchase Limitation. The obligation to purchase any Subprime Loans identified in a Confirmation does not extend to any Loans that would violate any representation and warranty by Seller contained in the LPA.

5. Purchase Price. The purchase price of each Subprime Loan shall be calculated by multiplying the unpaid principal balance of each Subprime Loan (as adjusted for the borrower’s next payment) on the Closing Date by its applicable purchase price percentage calculated in accordance with the rate sheet at the time of purchase for “Spot” Commitments, or as stated in the Commitment letter for “Pool” Commitments (the “Purchase Price”). If a borrower’s payment is due 15 days or earlier after the Closing Date (an “Early Payment”), the portion of such payment attributable to principal shall be deducted from the unpaid principal balance for calculating the Purchase Price. Seller shall then retain borrower’s Early Payment when made. The purchase proceeds paid by Countrywide to Seller shall consist of the Purchase Price plus accrued interest as of the Closing Date and less (i) any positive escrow balances, and (ii) any amounts actually owed and paid by Seller for Mortgage Loan tax service contracts and flood certification determinations which are transferable and transferred to Countrywide on the Closing Date. Without limitation on Countrywide’s other rights here in, the Purchase Price is subject to change if it is determined that the loan characteristics of the Subprime Loan to be purchased differ from the characteristics represented on the Mortgage Loan Schedule

6. Premium Recapture. Should any Borrower prepay a Subprime Loan during the twelve month period following Countrywide’s purchase of the loan, Seller shall reimburse Countywide, upon demand, some or all of the purchase price premium above par paid by Countrywide. The reimbursement shall be calculated using the following formula for “Spot” commitments and “Pool” commitments unless stated otherwise in the “Pool” commitment letter:

Purchase price Premium Paid by Countrywide	X	12 minus the number of months expired since the date of purchase 12	–	Prepay Penalty	= Premium Refund

7. Seller’s Repurchase Obligations. Section 7.A (4) is amended and restated in its entirety as follows: “If the first payment due Countrywide is not received by Countrywide, whether from the borrower directly or forwarded by Seller if the Borrower has submitted the payment to Seller, within 90 days of the first payment due Countrywide. For this purpose a Borrower shall be considered to be 90 days delinquent with respect to the first monthly payment due Countrywide if the payment is not received by Countrywide within three months of the payment due date, regardless of the number of days in the month. For example, if the due date of the first payment due to Countrywide is January 15th and the Borrower has not made his/her January 15th payment by April 14th, the Borrower shall be considered 90 days delinquent with respect to the January 15th payment. Seller shall not have the right to advance funds for or on behalf of a Borrower for any delinquent payment or to otherwise make funds available to any Borrower to avoid or cure a default by the Borrower. A payment for which Countrywide deducted funds at the time it purchased the Loan from Seller shall not be considered the first payment due Countrywide.”

8. Repurchase Price. For the purposes of determining the repurchase price of a Subprime Loan, Sections 8.A(4), 8.B(4) and 8.C(4) are deleted, and Sections 8.A(1), 8.B(1) and 8.C(1) are amended and restated in their entirety as follows: “The repurchase price shall be the original Purchase Price (as defined in this Addendum), less principal reduction made since the Closing Date.”

9. Sellers Guide. All references to “Countrywide’s Correspondent Lender Division Loan Purchase Program Seller’s Manual” or “Manual” throughout the LPA are replaced with “Countrywide’s Correspondent Lending Seller’s Guide” or “Guide”, respectfully. Seller acknowledges receipt of the Guide, which may be amended, modified or supplemented from time to time by Countrywide, in its sole and absolute discretion, which amendments, modifications or supplements shall be effective upon Countrywide’s sending the same to Seller.

10. Brokers. Neither party has employed or otherwise engaged, nor shall employ, or otherwise engage, any broker or finder in connection with the negotiation or execution of the LPA, this Addendum or any Commitment, nor with respect to the transactions contemplated by this Addendum, in such a manner as to give rise to any claim, against any party, for any brokerage commission, finder’s fee or similar payment. Each party shall indemnify and defend the other party for any claims for brokerage commission, finder’s fee or similar payment based upon statements or agreements alleged to have been made by the indemnifying party.

11. LPA Terms. All provisions of the LPA shall be applicable and remain valid, binding and in full force and effect, except as specifically modified herein.

The parties hereto do hereby agree to the foregoing as of the date above first written.

SELLER:		COUNTRYWIDE:

	HomeBanc Mortgage Corporation	COUNTRYWIDE HOME LOANS, INC.

a:	Delaware Corporation	A NEW YORK CORPORATION

By:	/s/ Whit Brame	By:	/s/ Catherine A. Kaiser

	SIGNATURE		SIGNATURE

Name:	Whit Brame	Name:	Catherine A. Kaiser

Title:	VP, Private Investor Relations	Title:	Senior Vice President CFO, CLD

Addendum to Loan Purchase Agreement for Junior Loans

This Addendum, is made this 17th day of July, 2001 between

Countrywide Home Loans, Inc., (“Countrywide”), and HomeBanc Mortgage Corporation (“Seller”)

to the Loan Purchase Agreement (“LPA”) dated as of July 17, 2001

1. For the purposes of the sale of loans secured by liens that are other than senior liens (“Seconds”), including home equity lines of credit (“HELOCs”) and fixed rate loans secured by junior liens, all provisions of the LPA shall be applicable and remain valid, binding and in full force and effect, except as specifically modified herein. For the purposes of the sale of all Loans other than Seconds, the provisions of the LPA as they currently exist without the modifications provided herein shall remain valid, binding and in full force and effect. The provisions in this Addendum shall have no effect upon the applicability of the LPA to Loans other than Seconds.

2. Wherever in the LPA the term “note” is used, the term shall include home equity credit line agreements, and agreements of similar import. Wherever in the LPA the term “manual” is used, the term “Guide” shall be used in its stead.

3. For the purposes of HELOCs, the first sentence of Section 6.A.(3) of the LPA is amended and restated in its entirety as follows: “The full amount of the draw indicated on the Authorization to Pay (as indicated in the Guide) delivered to Lender, and no other amount, has been fully funded to the borrower”.

4. Section 6.A.(9) of the LPA is amended and restated in its entirety as follows: “(9) There is in force for the Loan either (a) a paid-up valid and enforceable lenders title insurance policy on the Loan insuring Seller, its successors and assigns, issued by a Countrywide approved title company, as to the first or second priority lien position, as applicable, in full compliance with all requirements in the Guide, (b) an attorney’s mortgage lien opinion, or (c) if permitted under the requirements specified in the Guide, a title guarantee or title search.”

5. Section 6.A.(18) of the LPA is added to the LPA as follows: “(18) If the Loan is in a second lien position, none of the documents evidencing, securing or otherwise relating to the mortgage loan in first lien position in any way restricts or prohibits the borrower(s) from obtaining the Loan or from creating any of the liens granted as security for the Loan and the Loan does not violate any term or condition imposed by any such document.”

6. Section 6.B.(1) of the LPA is hereby amended and restated in its entirety as follows: “(1) Seller is duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified and/or licensed as necessary to transact business, including the originating and selling of each Loan, including without limitation, with rates of interest, loan type and other terms provided in the Loan documents, and is in good standing in each state where property securing a Loan is located.”

7. All references in Section 8 of the LPA to “servicing release premium” are replaced with “premium paid to Seller by Countrywide at the time of its purchase of the Loan”.

8. The following is added as Sections 8.A.4a, 8.B.4a and 8.C.4a: “any un-reimbursed advances made by Countrywide with respect to such Loan, including but not limited to payments authorized by the loan documents or law to protect the security interest; plus”, and Sections 8.A(1), 8.B(1) and 8.C(1) are amended and restated in their entirety as follows: “The repurchase price shall be the original purchase price, less principal reduction made since the Closing Date.”

The parties hereto do hereby agree to the foregoing as of the date above first written.

SELLER:	HomeBanc Mortgage Corporation	COUNTRYWIDE HOME LOANS, INC.

a:	Delaware Corporation	A NEW YORK CORPORATION

By:	/s/ Whit Brame	By:	/s/ Catherine A. Kaiser

	SIGNATURE		SIGNATURE

Name:	Whit Brame	Name:	Catherine A. Kaiser

Title:	VP, Private Investor Relations	Title:	Senior Vice President & CFO, CLD

ADDENDUM TO LOAN PURCHASE AGREEMENT

This Addendum to Loan Purchase Agreement (the “Addendum”) modifies, amends and forms a part of that certain Loan Purchase Agreement (the “Agreement”), dated July 17, 2001, by and between Countrywide Home Loans, Inc., a New York Corporation (“Countrywide”), and HomeBanc Mortgage Corporation, a Delaware Corporation (the “Seller”).

QUARTERLY REVIEW

Seller hereby agrees that, to maintain it’s approved status with Countrywide, Seller agrees to submit quarterly unaudited financial statements for Countrywide’s review. Seller shall mail or fax to Countrywide, within fifteen (15) days of the end of each quarter, all such quarterly unaudited statements, along with an Officers Certification representing that such statements are in compliance with the requirements of this Addendum. Seller expressly understands that its obligation to submit quarterly unaudited financials hereunder is in addition to its obligation to submit annual audited financial statements for Annual Recertification, as detailed in the Seller’s Manual.

All terms and conditions of the Agreement shall remain in full force and effect, and all capitalized terms contained herein shall have the same meaning as set forth in the Agreement or the Seller’s Manual, unless otherwise defined herein. This Addendum shall remain in full force and effect unless and until terminated by Countrywide via written notification to Seller. In the event this Addendum conflicts with any of the terms and conditions set forth in the Agreement or in the Seller’s Manual, the terms of this Addendum shall prevail.

COUNTRYWIDE HOME LOANS, INC.		HOMEBANC MORTGAGE CORPORATION HEREBY ACKNOWLEDGES AND AGREES TO THE FOREGOING:

Signature:	/s/ Catherine A. Kaiser	Signature:	/s/ Todd Vickery

Name:	Catherine A. Kaiser	Name:	Todd Vickery

Title:	Senior Vice President & CFO, CLD	Title:	Vice President

Date:	11/5/01	Date:	9/18/01